                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

   Bottorff                     Christopher              L.
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   (Last)                            (First)              (Middle)

   3406 Tootenhill
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                                     (Street)

   Jeffersonville                     IN                    47130
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   (City)                            (State)               (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     September 24, 2002 (Date appointed as Senior Vice President)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Issuer Name and Ticker or Trading Symbol

     Community Bank Shares of Indiana, Inc. (CBIN)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Senior Vice President
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6.   If Amendment, Date of Original (Month/Day/Year)

     N/A
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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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   Common stock                            -0-                     N/A                N/A
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Employee stock             *        8/28/12        Common                 4,000 Sh.          $16.10 Sh.        D           N/A
options                                            stock

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Employee stock             **       8/28/11        Common                 1,000 Sh.          $15.50 Sh.        I           Spouse
options                                            stock

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Explanation of Responses:
*Employee stock option vesting schedule
    for Mr. Bottorff:   1,333 shares vested on 8/28/02
                        1,333 shares vest on 8/28/03
                        1,334 shares vest on 8/28/04.

**Employee stock option vesting schedule
    for Mrs. Bottorff:  250 shares vested on 8/28/01
                        250 shares vest on 8/28/02
                        250 shares vest on 8/28/03
                        250 shares vest on 8/28/04.

       /s/ Christopher L. Bottorff                             9/25/02
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       **Signature of Reporting Person                            Date

**     Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

       Alternatively, this form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to
       Rule 101(b)(4) of Regulation S-T.